Exhibit 99.1

  AMERICAN SOFTWARE PROVIDES UPDATE ON ITS NASDAQ LISTING STATUS AND FILING OF
                                    FORM 10-K

     ATLANTA, Aug. 30 /PRNewswire-FirstCall/ -- American Software, Inc. (Nasdaq:
AMSAE) today provided an update on matters relating to the listing of its Common Stock on The Nasdaq Stock Market and filing of its fiscal 2005 Form 10-K.

     On July 18, 2005, the Company announced the receipt of a Nasdaq Staff Determination letter, which indicated that the Company's stock was subject to delisting from The Nasdaq Stock Market for failure to timely file the Company's Annual Report on Form 10-K for its fiscal year ended April 30, 2005. The Company appeared before the Nasdaq Listing Qualifications Panel on August 11, 2005, at which time the Company formally requested an exception to the Nasdaq listing requirement concerning filing public reports (the "Requested Exception") to permit the Company to file the required annual report and file any required restatements of quarterly financial statements without its shares being delisted. By letter dated August 26, 2005, the Company received the determination of the Nasdaq Listing Qualifications Panel (the "Panel") granting the Requested Exception through October 14, 2005, subject to certain conditions, including that the Company file, by October 14, 2005, its Form 10- K for the fiscal year ended April 30, 2005 and all required amendments to its Form 10-Q quarterly reports.

     In its determination, the Panel reserved the right to reconsider the terms of its exception. The Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the decision. Assuming there is no such reconsideration or review, the Company's stock will not be delisted for failure to timely file the required annual 2005 report provided that the Company meets the required conditions noted above.

     The Panel's notice also stated that an "E" will continue to be appended to the end of the Company's common stock trading symbol, making the symbol "AMSAE," pending a determination that the Company is fully compliant with Nasdaq's filing requirements and has evidenced compliance with all other requirements for continued listing on the Nasdaq Stock Market.

     Taking into account delays relating to these corrections, including the impact on completing the Company's fiscal 2005 audit and the Sarbanes-Oxley certification process, the Company currently estimates that it will file its annual report on Form 10-K, along with the amended third quarter reports on Form 10-Q, on or prior to October 14, 2005. The Company can provide no assurance, however, that it will be able to meet the October 14, 2005 filing deadline.

     The Company's Form 10-Q for its first fiscal quarter in fiscal 2006, ended July 31, 2005, is due to be filed by September 9, 2005. Because the Company will not have filed its Fiscal 2005 Form 10-K by that date, it will not be possible for the Company to file its first quarter Form 10-Q on a timely basis, even though the accounting changes discussed above will not affect the first quarter financial statements. This is expected to result in an additional Nasdaq Staff Determination letter to the Company. The receipt of such a letter will be announced at that time.

     About American Software, Inc.

     Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise(TM) is an ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. American Software owns 89% of

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Logility, Inc. (Nasdaq: LGTY), a leading provider of collaborative supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility is proud to serve such customers as Avery Dennison Corporation, Bissell, Huhtamaki UK, Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod- Ricard, Sigma Aldrich and Under Armour Performance Apparel. New Generation Computing Inc.
(NGC), a wholly owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers and importers. Headquartered in Miami, NGC's worldwide customers include Dick's Sporting Goods, Wilsons Leather, Kellwood, Hugo Boss, Russell Corp., Ralph Lauren Childrenswear, Haggar Clothing Company, Maidenform, William Carter and VF Corporation. For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305; (800) 726-2946 or (404) 261-4381. FAX: (404) 264-5206.
INTERNET: www.amsoftware.com or E-mail: ask@amsoftware.com

     Forward-Looking Statements

     This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the Company's ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2004 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

     e-Intelliprise is a trademark of American Software, Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, and REDHORSE is a trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.